Exhibit 10.17

VSURANCE, INC.

A Nevada Corporation

AGREEMENT BY THE CONSULTANT ROBERT N. MEYER

WITH THE COMPANY TO PROVIDE MARKETING EXPERTISE FOR THREE YEARS

WHEREAS, Robert N. Meyer an experienced marketing professional and the Company in the immediate need to generate product sales and Company awareness, hereby engages Mr. Meyer to provide an array of marketing services and expertise for a three year period (January 10, 2007 through January 10, 2010) in exchange for 1,000,000 shares of common stock in lieu of cash payments; these services include and are not limited to targeted database e-mailings; web based and televised product commercial consulting (television marketing); ARCA race team sponsorship procurement; internet marketing (web-based partnerships); and administration efficiency analysis of all marketing program costs. These services were valued at $750,000 which equated to an annual cost of $250,000 or $20,833 per month. This is based on a 50 hours per month devoted to the company at an hourly cost of $417 inclusive of out-of-pocket expenses.

Purchaser / Investor	Class of Preferred	Date of Purchase	Payment Method	Amount	Number of Shares	Price Per Share
Robert N Meyer	Common	01/25/2007	Advertising & Product Promotion Services for 3 years	$750,000.00	1,000,000	$0.75

The Company shall register such shares for resale on Form S-8 to be filed with the Securities and Exchange Commission within the next twelve months (which right may be revoked if services are not materially provided).

IN WITNESS WHEREOF, the undersigned accepts the terms, understanding and deliverables in conjunction with the shares of common stock issued this 25th day of January 2007.

/s/ Robert N. Meyer
Robert N. Meyer

/s/ J Matt Lile, President
J Matt Lile, President

/s/ Russell Smith
Russell Smith, Corporate Advisor